Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

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August 5, 2025	Dubai	Riyadh
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UL Solutions Inc. 333 Pfingsten Road Northbrook, Illinois 60062	Madrid	Washington, D.C.

Re:    Registration Statement on Form S-4 Relating to
$300,000,000 of 6.500% Senior Notes due 2028
To the addressee set forth above:
We have acted as special counsel to UL Solutions Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $300,000,000 aggregate principal amount of 6.500% Senior Notes due 2028 (the “Exchange Notes”) and the guarantee (the “Guarantee”) of the Notes (as defined below) by UL LLC, a Delaware limited liability company (the “Guarantor”), pursuant to an indenture, dated as of October 20, 2023 (the “Original Indenture”) and a supplemental indenture, dated as of October 20, 2023 (the “First Supplemental Indenture” and the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and Computershare Trust Company, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2025 (the “Registration Statement”). The Company is issuing the Notes and the Guarantee pursuant to an exchange offer in which the Company is offering to exchange the Exchange Notes for any and all of its outstanding 6.500% Senior Notes due 2028 (the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”), and the guarantee thereof, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.

August 5, 2025 Page 2
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and, with respect to paragraphs 1 and 2 of this letter, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
(1)    The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
(2)    The Guarantee has been duly authorized by all necessary limited liability company action of the Guarantor.
(3)    When executed in accordance with the terms of the Indenture and upon due execution, issuance, authentication and delivery of the Exchange Notes by or on behalf of the Company in accordance with the terms of the Indenture against the delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantee will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 6.12 the Original Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of

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the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (g) the severability, if invalid, of provisions to the foregoing effect.
With your consent, we have assumed (a) that the Indenture (including the Guarantee) and the Exchange Notes (collectively, the “Documents”) have been duly executed and delivered by the parties thereto other than the Company and the Guarantor, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP